Exhibit 4(a)(2)
                                LETTER AGREEMENT


Frank Russell Investment Management Company
P.O. Box 1591
Tacoma, WA  98401-1591

Dear Sirs:

This Letter Agreement relates to the Advisory Agreement between Frank Russell Investment Company and Frank Russell Investment Management Company dated January 1, 1999 ("Advisory Agreement"). Frank Russell Investment Company advises you that it is creating five new funds to be named Tax-Managed Equity Aggressive Strategy Fund, Tax-Managed Aggressive Strategy Fund, Tax-Managed Moderate
Strategy Fund, Tax-Managed Conservative Strategy Fund (each, a "Tax-Managed LifePoints Fund") and Tax-Managed Small Cap Fund (each, a "Fund") and that each Fund desires Frank Russell Investment Management Company to provide advisory services to the Fund pursuant to the terms and conditions of the Advisory Agreement. Section 6A of the Advisory Agreement hereby to includes each Fund, with an annual advisory fee of .20% for each Tax-Managed LifePoints Fund and
 .98% for Tax-Managed Small Cap Fund of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Advisory Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By:
   Lynn L. Anderson
   President

Accepted this       day of                   , 1999.

FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY


By:
   Eric A. Russell
   President

Frank Russell Company agrees to provide consulting services without charge to FRIC upon the request of the Board of Trustees or Officers of the Trust, or upon the request of Advisor pursuant to Section 2(c).

                        FRANK RUSSELL COMPANY

                        By:
                        Michael J.A. Phillips, President